JULIUS BAER INVESTMENT FUNDS
                          ----------------------------

                 AMENDMENT NO. 10 TO THE MASTER TRUST AGREEMENT
           (Change of Name of the Julius Baer Global High Yield Fund)

         The undersigned, Assistant Secretary of Julius Baer Investment Funds (the "Trust"), does hereby certify that pursuant to Article I, Section 1.1 and
Article VII, Section 7.3 of the Master Trust Agreement dated April 30, 1992, the following resolutions were duly adopted by the Board of Trustees at a Meeting of the Board of Trustees held on March 5, 2003, at which a quorum was present and acting throughout:

         RESOLVED, that the renaming of the Julius Baer Global High Yield Fund as the Julius Baer Global High Yield Bond Fund be, and hereby is, approved and ratified, in all respects; and

         FURTHER RESOLVED, that the actions of the officers previously taken with respect to the name change, be and hereby are, approved and ratified; and the officers of the Julius Baer Investment Funds, be, and hereby are, authorized to take any further actions which they, with the advise of legal counsel, may deem necessary or appropriate to effectuate such name change.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 20th day of September, 2005.


                                                  /s/ Dorothy Sanders
                                                  ------------------------------
                                                  Dorothy Sanders
                                                  Assistant Secretary